Fidelity Bond Coverage

Underwriter:	Continental Casualty Company

Period for which premiums have been paid: From 12:01 a.m. on 8/19/2023 to 12:01 a.m. on 8/19/2024.

Policy Number: 169906855

Company	Coverage	Premium*

The Advisors’ Inner Circle Fund	$40,000,000	$24,347
The Advisors’ Inner Circle Fund II	$40,000,000	$9,686
The Advisors’ Inner Circle Fund III	$40,000,000	$22,093
Bishop Street Funds	$40,000,000	$107
Catholic Responsible Investments Fund	$40,000,000	$9,226
Causeway Capital Management Trust	$40,000,000	$7,603
SEI Tax Exempt Trust	$40,000,000	$4,106
SEI Daily Income Trust	$40,000,000	$11,205
SEI Institutional International Trust	$40,000,000	$6,784
SEI Institutional Managed Trust	$40,000,000	$24,547
SEI Asset Allocation Trust	$40,000,000	$659
SEI Institutional Investments Trust	$40,000,000	$45,377
SEI Exchange Traded Funds	$40,000,000	$60
Adviser Managed Trust	$40,000,000	$309
New Covenant Funds	$40,000,000	$1,134
SEI Structured Credit Fund, L.P.	$40,000,000	$1,493
SEI Catholic Values Trust	$40,000,000	$453
Gallery Trust	$40,000,000	$809
Delaware Wilshire Private Markets Funds	$40,000,000	$27
Frost Family of Funds	$40,000,000	$3,263

*	SEI service entities bear 20% of the total cost of $216,667 or $43,333 leaving $173,334 to be distributed among insured funds.